Exhibit 99.1

For First Business, 2018 was an important year of executing on our plan. We set out the year with goals for balance sheet growth, talent expansion, asset quality improvement, and increased profitability. Our core fundamentals and continued positive momentum in commercial banking operations delivered on all fronts, amid considerable competition, a rising interest rate environment, and a volatile period for stock market performance.
Net income for 2018 grew nearly 37% to $16.3 million, supported by quality balance sheet expansion, strong net interest margin (“NIM”), robust and diverse top line revenue, and asset quality improvement. We also continued to seek and use historical tax credits, providing a boost to bottom line profits while contributing to meaningful local community projects.
Importantly, we achieved improved operating performance even as we continued to both invest in our franchise for growth and manage ongoing headwinds. Our return on average assets expanded to 0.86% for 2018, edging closer to our recently increased long-term goal of 1.15% and well above the 0.67% for 2017. Similarly, return on average equity grew to 9.41% for the year, compared to 7.16% for 2017 and our recently increased long-term goal of 13.50%. This significant process, achieved through our team's accomplishments, moves us closer to our long-term performance goals.
BALANCE SHEET GROWTH DELIVERS
Solid balance sheet growth drove improved profitability in 2018. With the addition of 32 hires in production roles over the past two years across multiple business lines, our teams grew loans and deposits to record levels. This balance sheet growth combined with a rising interest rate environment contributed to a 14 basis point increase in NIM to 3.72% for 2018, from 3.58% in 2017. In the current rising rate environment, peer banks saw a median five basis point year-over-year increase in margin — highlighting our differentiated performance.
We’ve consistently targeted a NIM of 3.50% or greater, which we've achieved in each of the last six years. Over that period, our annual NIM has fluctuated in a range of just 16 basis points — between 3.56% and 3.72% — placing us in the top 10% of banks with $1 to $3 billion in assets in terms of margin volatility.
This consistency is by design. Our growth strategy from the very beginning was built on the ability to match fund fixed rate loans with wholesale funds, limiting interest rate risk while facilitating above market growth, and creating stability within our largest revenue stream. This unique funding approach creates a competitive advantage in the markets we serve, allowing us to offer clients longer-term fixed rate loans than other banks. In addition, our mix of loans and leases is higher yielding than most commercial bank portfolios our size. The yield on our interest-earning assets was 5.04% for 2018, 47 basis points higher than other banks with $1 to $3 billion in assets. This allows us to offer very competitive deposit products and services to better compete for new deposit clients with long-term relationship potential, expanding our deposit growth prospects. These include depositors gained through our recent CD and indexed money market campaigns — clients we partner with who can also benefit from our wealth management and trust offerings over time. At more than 20 basis points above our 3.50% target, our 2018 NIM leaves room for continued opportunistic, relationship-focused deposit gathering to fund our targeted above market loan growth.
In 2018, our targeted deposit growth initiatives added a net $93.1 million of in-market deposits, expanding by 8.6% from December 31, 2017 to a record $1.2 billion. This marked our highest ever level of organic in-market deposit balance growth. This success of growing in-market deposits even faster than loans in 2018 provides the template for continued robust deposit growth in 2019 — one of our strategic priorities.
We closed 2018 with record loans totaling $1.6 billion which was $116.0 million, or 7.7%, higher compared to balances at the close of 2017. As expected, unfunded loans booked in the first half of 2018 — particularly for in-market construction projects with high quality developers — began to see draws occurring in the final months of the year. We expect continued opportunity for growth in 2019 as these construction projects progress and draw funds, eventually converting to permanent financing.
At the same time, commercial and industrial (“C&I”) balances expanded nicely as recently hired bankers began to ramp up production amid solid market demand. In particular, our nascent vendor finance program originated nearly $10 million in new C&I business in the fourth quarter of 2018 alone.
Quality, organic loan and lease growth is an important earnings catalyst for First Business, and we will continue to execute on growth opportunities to achieve our goal of above average loan growth over time.
A YEAR OF PROGRESS
Another targeted earnings catalyst for First Business is Small Business Administration (“SBA”) lending, a business we value especially for its revenue diversification where we currently sell the guaranteed portion, typically 75% of the total production, and record a gain to non-interest income while earning interest income on the retained portion. We believe our rebuilt SBA lending program is particularly conducive to acquiring clients who exhibit potential for long-term relationships with First Business over the course of their business life cycle, as their needs for a range of credit and deposit offerings grow and evolve.
In 2018 we progressed on our path to increasing SBA profitability — including the addition of four new SBA focused Business Development Officer ("BDO") hires and the sale of 22 loans totaling $22.6 million, with another $8.4 million in loan commitments expected to fund by year end. This past year also brought continued, expected headwinds from overhauling the business, including elevated SBA recourse provisions for estimated losses in the outstanding guaranteed portion of SBA loans sold. We expect such expenses will remain a manageable and diminishing driver of volatility for our performance until the legacy portfolio — those loans originated prior to 2017 — winds down. As of December 31, 2018, the total outstanding balance of performing sold legacy SBA loans was $49.0 million, down 42.2% from $84.8 million December 31, 2017.
Overall portfolio credit trends improved in 2018, as the improving quality of the total loan portfolio offset some credits experiencing isolated losses. Non-performing assets as a percent of total assets declined to 1.42% at December 31, 2018, from 1.53% at the end of 2017. Legacy SBA balances comprised 47% of our total non-performing assets at year-end. Net charge-offs as a percent of average gross loans and leases improved to 24 basis points for 2018, compared to 57 basis points for 2017. Careful ongoing review of our portfolio supports similar positive trends as we begin 2019. Importantly, we are vetting all production across our franchise through the best-in-class underwriting and credit monitoring processes that have long been the hallmark of our First Business model.
2018 also brought progress toward enhancing our franchise efficiency, with continued investments in talent and new businesses intended to drive our efficiency ratio down to a target range of 58%-62% over time. Such efforts take considerable time and investment, and we believe we are taking prudent steps to capitalize on the scalable franchise we have built, yielding greater productivity. These steps include the previously disclosed consolidations of our board and charter structures, along with continued investment and growth in SBA lending, trust and investment services, and treasury management services. Our efficiency ratio for 2018 measured 67.8%, and we need to make progress toward achieving our targeted 58%-62% efficiency ratio. We continue to believe this is an appropriate goal as it would place us in an above average position compared to our $1 to $3 billion asset peers, the median of which reported efficiency of 62.5% for 2018. We are committed to achieving this goal as a critical component of delivering above average, long-term shareholder returns over time.
A LOOK AHEAD: 2019
Organic growth remains the foundation for First Business's future. We see opportunity to increase market share in our Kansas City, Northeast Wisconsin, and Milwaukee regions, where we are seeing encouraging growth in demand. Specifically, we see tremendous opportunity in the expansion of private banking. Complementing our very successful private wealth management division, First Business Trust and Investments, we believe private banking in combination with our seasoned commercial lending teams, will be instrumental in our ability to grow deposits at the same pace we grow loans in the future.
We are also pleased with our ability to invest in our business while providing a strong dividend to shareholders. The dividend was further strengthened by the recently announced 7.1% increase in our quarterly dividend rate, marking the 7th consecutive annual increase. In December, our Board also approved another productive use of capital for our shareholders, authorizing up to $5.0 million in stock buybacks through December 31, 2019. As of February 12, 2019, we have repurchased 54,126 shares of First Business common stock at a weighted average price of $20.49 per share, for a total value of $1.1 million. Therefore, we have $3.9 million of buyback capacity remaining with the plan.
We believe 2018’s momentum positioned us well to operate even more efficiently and profitably in 2019. With focused execution, we aim to achieve long-term financial performance that merits full and fair valuation of our company’s shares, providing an above average return to our shareholders. We know we have more hard work to do, and we will continue to capitalize on sustainable, profitable growth opportunities that benefit our shareholders, clients, employees, and communities.
As always, thank you for your commitment to First Business.
Sincerely,
Corey Chambas, President and CEO

1.	"Peer banks" represent U.S. Commercial Banks with $1-$3 billion in assets as of December 31, 2018. Source: S&P Global Market Intelligence.
This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.